CCC INFORMATION SERVICES GROUP INC. ANNOUNCES PURCHASE OF
                  TRUST PREFERRED SECURITIES FOR $16.3 MILLION

(Chicago,  IL,  October  21, 2002)  CCC Information Services Group Inc. (NASDAQ:
CCCG), through its wholly owned subsidiary CCC Information Services Inc., a leading provider of software and information services to the automobile claims and collision repair industry, today announced the purchase of the Trust Preferred Securities issued by CCC Capital Trust to Capricorn Investors III, L.P., one of CCC Information Services Group Inc.'s major stockholders. The securities, issued on February 23, 2001 with a face value of $15.0 million, were scheduled to mature on February 23, 2006, with an optional redemption date on or after February 23, 2004. The total amount of the purchase was $16.3 million, which included Payment in Kind Notes issued in lieu of cash interest distributions during 2001 and accrued interest to the purchase date.

The elimination of the 9% interest payment and the accretion expense on the securities, will add approximately four cents to EPS in 2003. During the fourth quarter of 2002, the company will incur a $2.5 million pre-tax charge, or six cents per share, resulting from the difference between the par value and the accreted value of the securities on the balance sheet at the time of the purchase of the securities.

"We are pleased that our recent financial performance has continued to strengthen our balance sheet and allowed us to purchase the Trust Preferred Securities," said Reid Simpson, Executive Vice President and Chief Financial Officer of CCC Information Services Group Inc.

ABOUT  CCC
CCC Information Services Group Inc. (CCCG), headquartered in Chicago, is a leading supplier of advanced software, communications systems, Internet and wireless-enabled technology solutions to the automotive claims and collision repair industries. Its technology-based products and services optimize efficiency throughout the entire claims management supply chain and facilitate communication amongst over 15,000 collision repair facilities, 350 insurance companies, and a range of industry participants. For more information about CCC Information Services, visit our Web site at WWW.CCCIS.COM.